Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Michelle DeGrand
+1 425-453-9400

ESTERLINE REPORTS FISCAL 2017 SECOND QUARTER RESULTS

•	Sales of $509.2 million in the second fiscal quarter, up 3.8% year-over-year

•	Earnings from continuing operations of $35.1 million; adjusted earnings from continuing operations of $36.1 million

•	GAAP earnings from continuing operations of $1.17 per diluted share; adjusted earnings per diluted share of $1.20

•	Free cash flow of $62.3 million

•	Company reiterates full-year guidance for sales, earnings and free cash flow

BELLEVUE, Wash., May 4, 2017 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the second fiscal quarter ended March 31, 2017. The company reported consolidated revenue of $509.2 million during the quarter, an increase of 3.8% compared with $490.3 million in the year-ago period. Higher revenue in the second quarter of fiscal 2017 was the result of an increase in organic sales volume in the company’s Avionics & Controls and Sensors & Systems segments.

Earnings from continuing operations in the second fiscal quarter of 2017 were $35.1 million, or $1.17 per diluted share, compared with prior-year earnings from continuing operations of $17.0 million, or $0.57 per diluted share. The increase in earnings from continuing operations was primarily due to contributions from higher sales, improved margins and lower SG&A, as well as receipt of a $5.2 million business interruption insurance payment. Adjusted earnings from continuing operations for the second fiscal quarter of 2017 were $36.1 million, or $1.20 per diluted share (see Table 1 below). In the comparable period of the prior year, adjusted earnings from continuing operations were $27.3 million, or $0.92 per diluted share.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “Our solid second quarter results extend the momentum we have been building over the past several quarters. While we still have a second-half performance ramp required to reach our full-year expectations, we were pleased to see a 30% year-over-year increase in adjusted earnings per share in the second quarter. We also submitted our final report to the U.S. government related to meeting the requirements under our Consent Agreement, and our cash flows continue to be very strong. We view these accomplishments as a testament to the underlying strength and increasing earnings power of our organization.”

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Page 2 of 9 Esterline Reports Fiscal 2017 Second Quarter Financial Results

During the second fiscal quarter of 2017, the company paid down $66 million of debt, resulting in a leverage ratio of 2.44 at the end of the fiscal second quarter.

Reusser continued, “Our global structure combined with our ability to generate cash within our business has allowed us to utilize funds from our overseas operations to pay down debt and bring our balance sheet ratios in line with our historic norms. This positions us to look at a wider variety of capital allocation strategies going forward.”

Table 1: Effect of Certain Items on Second Fiscal Quarter 2017 Earnings from Continuing Operations

	$ Millions	EPS
Earnings (U.S. GAAP)	$35.1	$1.17

Advanced Displays Integration Costs	0.2	0.01
Compliance Costs	0.8	0.02

Adjusted Earnings	$36.1	$1.20

Full-Year Outlook

The company reiterated its fiscal 2017 full-year expectation for sales of $2.0 billion to $2.05 billion and for GAAP earnings from continuing operations of $4.30 to $4.70 per diluted share. The expectation for full-year adjusted earnings from continuing operations, which exclude certain compliance and integration costs, remains in the range of $4.50 to $4.90 per diluted share. The company’s prior guidance for fiscal 2017 full-year EBITDA and free cash flow also remained unchanged at $295 million to $315 million and $165 million to $185 million, respectively.

Results of Operations

Including discontinued operations, net earnings for the second fiscal quarter of 2017 were $35.1 million, or $1.17 per diluted share, compared with $15.0 million, or $0.50 per diluted share, in the comparable period in fiscal 2016. Net earnings in the second fiscal quarter of 2016 included a $2.0 million loss from discontinued operations.

New orders in the second fiscal quarter of 2017 were $466.4 million, compared with $561.9 million in the comparable prior-year period. The decrease in order level between the two periods was mainly due to timing. The second quarter period in fiscal 2016 included certain long-term orders booked in the Advanced Materials segment as well as orders on long-term agreements in the Avionics & Controls segment. Backlog at the end of the second fiscal quarter of 2017 was $1.21 billion, compared with $1.30 billion at the end of the second quarter of fiscal 2016.

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Gross profit in the second fiscal quarter of 2017 was $175.9 million, compared with $156.2 million in the prior-year period. Gross margin as a percentage of sales in the second fiscal quarter of 2017 was 34.5% compared with 31.9% in the prior-year period. The improved gross margin performance is the result of higher sales volumes and enhanced product mix in both Avionics & Controls and Sensors & Systems. Increased aftermarket activity contributed to the improved Sensors & Systems performance, particularly in the Asia-Pacific region.

Selling, general and administrative (SG&A) expenses during the second fiscal quarter of 2017 were $97.1 million, compared with $102.4 million in the prior year. Fiscal second quarter SG&A expenses as a percentage of sales were 19.1%, compared with the prior-year level of 20.9%. The lower SG&A level was primarily a result of reduced business expenses including integration costs, and favorable foreign exchange currency rates. In the second quarter, the company also submitted its final report to the U.S. State Department on the completion of Consent Agreement obligations. This continues the pattern of reducing incremental compliance costs as the company expects to close out the Consent Agreement later this fiscal year.

Research, development and engineering (R&D) spending in the second quarter of fiscal 2017 was $26.8 million, or 5.3% of sales, compared with $25.0 million, or 5.1% of sales, in the prior-year period. Year-to-date fiscal 2017 R&D spending was $47.8 million, or 4.9% of sales. The company expects full-year R&D spending to approximate 5.0% of sales.

The company’s income tax rate in the second fiscal quarter of 2017 was 28.4% compared with 16.6% in the prior-year period. The company continues to expect a full-year tax rate of approximately 24% - 25%. U.K. tax law changes implemented in 2017 are driving the tax rate increase from prior periods.

First-Half Results of Operations

For the first half of fiscal 2017, sales were $966.9 million compared with $931.8 million in the first half of fiscal 2016. Higher revenue over the prior-year period was due to stronger end-market demand, primarily in commercial aerospace, and an uptick in aftermarket activity. In addition, the company received $7.8 million in business interruption insurance payments in the first half of fiscal 2017. A $5.0 million payment was also received in the fourth fiscal quarter of 2016 for a total insurance payment amount of $12.8 million related to an incident at the company’s Arkansas defense operation.

First-half fiscal 2017 GAAP earnings from continuing operations were $56.7 million, or $1.90 per diluted share, compared with the prior-year period results of $26.9 million, or $0.90 per diluted share. Excluding the discrete costs described in Table 2 below, adjusted earnings from continuing operations in the first six months of fiscal 2017 were $60.4 million, or $2.02 per diluted share, compared with the prior-year period results of $45.7 million, or $1.53 per diluted share.

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Table 2: Effect of Certain Items on YTD Fiscal 2017 Earnings from Continuing Operations

	$ Millions	EPS
Earnings (U.S. GAAP)	$56.7	$1.90

Advanced Displays Integration Costs	0.7	0.02
Compliance Costs	3.0	0.10

Adjusted Earnings	$60.4	$2.02

Cash flow from operations through the six months ended March 31, 2017, was $91.3 million, compared with $79.4 million through the six months ended April 1, 2016. Excluding capital expenditures of $29.0 million, free cash flow was $62.3 million in the first six months of fiscal 2017. Excluding capital expenditures of $42.5 million, free cash flow was $36.9 million in the first six months of fiscal 2016.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-307-0078; outside the U.S., use 531-289-2890. The pass code for the call is: 6157296. The company has posted a presentation on its website (www.esterline.com) under “Presentations” in the Investor Relations section to provide additional information about its second fiscal quarter operational and financial results. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), operating earnings from continuing operations adjusted to exclude depreciation and amortization expense (EBITDA), adjusted gross margin, and free cash flow—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with our acquisition of the Advanced Displays business in January 2015, in each case, as further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted

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for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT and adjusted gross margin exclude the same costs excluded from adjusted earnings from continuing operations. EBITDA consists of EBIT plus depreciation and amortization of $25.2 million in the second quarter and $50.5 million in the first six months of fiscal 2017, and $24.2 million in the second quarter and $48.0 million in the first six months of fiscal 2016. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations. Additional relevant reconciliations are included in the presentation providing supplemental financial information.

In millions, except per share amounts

	Three Months Ended		Three Months Ended
	March 31, 2017		April 1, 2016
		Diluted	Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$35.1	$1.17	$17.0	$0.57
Advanced Displays Integration Costs, Net of Tax of $0.2 and $0.9	0.2	0.01	3.1	0.11
Compliance Costs, Net of Tax of $0.7 and $0.6	0.8	0.02	1.4	0.05
Accelerated Integration Costs, Net of Tax of $0.3	—	—	1.6	0.05
Long-term Contract Adjustments, Net of Tax of $0.5	—	—	4.2	0.14

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$36.1	$1.20	$27.3	$0.92

In millions, except per share amounts
	Six Months Ended		Six Months Ended
	March 31, 2017		April 1, 2016
		Diluted		Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$56.7	$1.90	$26.9	$0.90
Advanced Displays Integration Costs, Net of Tax of $0.2 and $0.8	0.7	0.02	6.8	0.23
Compliance Costs, Net of Tax of $0.8 and $0.6	3.0	0.10	4.9	0.16
Accelerated Integration Costs, Net of Tax of $0.3	—	—	3.0	0.10
Long-term Contract Adjustments, Net of Tax of $0.5	—	—	4.1	0.14

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$60.4	$2.02	$45.7	$1.53

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The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2017	2016	2017	2016
Segment Sales
Avionics & Controls	$213,593	$198,665	$406,275	$384,910
Sensors & Systems	182,478	176,069	349,551	328,499
Advanced Materials	113,111	115,576	211,089	218,378

Net Sales	509,182	490,310	966,915	931,787

Cost of Sales	333,263	334,137	646,949	637,895

	175,919	156,173	319,966	293,892
Expenses
Selling, general and administrative	97,083	102,423	192,716	196,514
Research, development and engineering	26,808	24,974	47,846	50,549
Insurance recovery	(5,189)	—	(7,789)	—
Restructuring charges	—	940	—	1,871

Total Expenses	118,702	128,337	232,773	248,934

Operating Earnings from Continuing Operations	57,217	27,836	87,193	44,958

Interest Income	(100)	(94)	(196)	(181)
Interest Expense	7,458	7,294	15,346	14,510

Earnings from Continuing Operations Before Income Taxes	49,859	20,636	72,043	30,629
Income Tax Expense	14,160	3,416	14,580	3,383

Earnings from Continuing Operations Including Noncontrolling Interests	35,699	17,220	57,463	27,246
Earnings Attributable to Noncontrolling Interests	(552)	(224)	(791)	(386)

Earnings from Continuing Operations Attributable to Esterline, Net of Tax	35,147	16,996	56,672	26,860
Gain (Loss) from Discontinued Operations, Attributable to Esterline, Net of Tax	(34)	(2,023)	(5,370)	(6,803)

Net Earnings Attributable to Esterline	$35,113	$14,973	$51,302	$20,057

Earnings (Loss) Per Share—Basic:
Continuing Operations	$1.18	$.58	$1.91	$.91
Discontinued Operations	—	(.07)	(.18)	(.23)

Earnings (Loss) Per Share—Basic	$1.18	$.51	$1.73	$.68

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$1.17	$.57	$1.90	$.90
Discontinued Operations	—	(.07)	(.18)	(.23)

Earnings (Loss) Per Share—Diluted	$1.17	$.50	$1.72	$.67

Weighted Average Number of Shares Outstanding—Basic	29,719	29,588	29,633	29,585

Weighted Average Number of Shares Outstanding—Diluted	29,959	29,825	29,895	29,882

Page 8 of 9 Esterline Reports Fiscal 2017 Second Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2017	2016	2017	2016
Segment Sales
Avionics & Controls	$213,593	$198,665	$406,275	$384,910
Sensors & Systems	182,478	176,069	349,551	328,499
Advanced Materials	113,111	115,576	211,089	218,378

Net Sales	$509,182	$490,310	$966,915	$931,787

Earnings from Continuing Operations Before Income Taxes
Avionics & Controls	$21,761	$2,649	$39,678	$12,062
Sensors & Systems	27,156	20,944	47,102	33,728
Advanced Materials	28,322	23,208	38,202	36,198

Segment Earnings	77,239	46,801	124,982	81,988

Corporate expense	(20,022)	(18,965)	(37,789)	(37,030)
Interest income	100	94	196	181
Interest expense	(7,458)	(7,294)	(15,346)	(14,510)

Earnings from Continuing Operations Before Income Taxes	$49,859	$20,636	$72,043	$30,629

Page 9 of 9 Esterline Reports Fiscal 2017 Second Quarter Financial Results

Esterline Reports Second Quarter Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	March 31,	September 30,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$253,475	$258,520
Cash in escrow	—	1,125
Accounts receivable, net	398,793	422,073
Inventories	465,588	450,206
Income tax refundable	6,046	5,183
Prepaid expenses	21,470	17,909
Other current assets	5,433	5,322
Current assets of businesses held for sale	3,659	15,450

Total Current Assets	1,154,464	1,175,788

Property, Plant and Equipment, Net	333,745	338,034

Other Non-Current Assets
Goodwill	1,000,806	1,024,667
Intangibles, net	359,179	393,035
Deferred income tax benefits	73,961	75,409
Other assets	14,177	13,698
Non-current assets of businesses held for sale	10,144	11,400

	$2,946,476	$3,032,031

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,608	$121,816
Accrued liabilities	232,976	238,163
Current maturities of long-term debt	14,168	16,774
Federal and foreign income taxes	4,700	10,932
Current liabilities of businesses held for sale	1,069	10,813

Total Current Liabilities	376,521	398,498

Long-Term Liabilities
Credit facilities	90,000	155,000
Long-term debt, net of current maturities	674,205	698,796
Deferred income tax liabilities	42,039	53,798
Pension and post-retirement obligations	90,962	92,520
Other liabilities	20,178	21,968
Non-current liabilities of businesses held for sale	1,685	320

Total Shareholders’ Equity	1,650,886	1,611,131

	$2,946,476	$3,032,031